Exhibit (a)(1)(i)

CONSENT SOLICITATION STATEMENT

CNET NETWORKS, INC.

Solicitation of Consents relating to

Proposed Waivers under and Proposed Amendments to the Indenture

Governing its 0.75% Convertible Senior Notes due 2024

(CUSIP Nos. 12613R AD 6 and 12613R AC 8)

THIS CONSENT SOLICITATION STATEMENT WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 11, 2006, UNLESS OTHERWISE EXTENDED (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”). CONSENTS MAY ONLY BE REVOKED UNDER THE CIRCUMSTANCES DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT (THE “CONSENT SOLICITATION STATEMENT”) AND THE RELATED LETTER OF CONSENT (THE “LETTER OF CONSENT”).

Subject to the terms and conditions set forth in this Consent Solicitation Statement and the Letter of Consent, CNET Networks, Inc., a Delaware corporation (the “Company”), hereby solicits (the “Consent Solicitation”) the consents (the “Consents”) of Holders (as defined below) as of the Record Date (as defined below) of the Company’s 0.75% Convertible Senior Notes due 2024 (CUSIP Nos. 12613R AD 6 and 12613R AC 8) (the “Notes”), to proposed waivers and proposed amendments (the “Proposed Amendments”) to certain provisions of the Indenture (the “Indenture”) dated as of April 27, 2004 between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), under which the Notes were issued.

The purpose of the Consent Solicitation is to obtain a waiver (the “Reporting Waiver”) up to and including the first anniversary of the Expiration Date of any and all defaults or Events of Default (as defined in the Indenture) under the Indenture that have arisen or may arise as a result of a failure by the Company to comply with Section 7.04 of the Indenture (the “Reporting Covenant”). Holders who validly deliver (and do not revoke) Consents on or prior to the Expiration Date will also waive their right (as to themselves and their subsequent transferees only) to require the Company to repurchase all or a portion of each such Holder’s Notes in accordance with, and will not tender their Notes pursuant to, Section 3.05 of the Indenture (the “Repurchase Right”), following a Delisting Event (as defined below) that may occur at any time during the period up to and including the first anniversary of the Expiration Date (the “Repurchase Waiver” and, together with the Reporting Waiver, the “Proposed Waivers”). By executing the accompanying Letter of Consent, the Holder consents to the Reporting Waiver and the Repurchase Waiver.

If the Company receives validly executed Letters of Consent from Holders of 70% of the aggregate principal amount of outstanding Notes (the “Requisite Consent”), and all of the conditions described herein and in the accompanying Letter of Consent are satisfied, the Company will, upon the terms and subject to the conditions described herein, pay an additional 7.0% per annum (payable semi-annually) in special interest on the Notes (the “Special Interest”) from and after the Expiration Date to, but excluding the first anniversary of the Expiration Date. If the Requisite Consent is obtained on the Expiration Date, the Reporting Waiver and the Repurchase Waiver will become effective on the Expiration Date, and the Company will, on or promptly after the Expiration Date, enter into a supplement to the Indenture (the “Supplemental Indenture”) which shall require the Company to (i) comply with the Reporting Covenant after the first anniversary of the Expiration Date and (ii) pay the Special Interest on the Notes from and after the Expiration Date to, but excluding the first anniversary of the Expiration Date. By executing and delivering the accompanying Letter of Consent, the Holder consents to the Proposed Amendments and the Supplemental Indenture.

If the Requisite Consent is obtained and the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments become effective, the Reporting Waiver and the Proposed Amendments will bind all Holders of the Notes and their transferees, including those that did not give their Consent, and the Repurchase Waiver will bind only the consenting Holders and their transferees.

In this Consent Solicitation Statement, the term “Record Date” means Tuesday, September 12, 2006, and the term “Holder” means each person shown on the records of the registrar for the Notes as a registered holder on the Record Date. Capitalized terms used in this Consent Solicitation Statement and the accompanying Letter of Consent that are not otherwise defined herein have the meanings given to them in the Indenture.

None of the Trustee, the Solicitation Agent (as defined below) or the Information and Tabulation Agent (as defined below) makes any recommendation as to whether or not Holders should provide Consents to the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments.

The Solicitation Agent for the Consent Solicitation is:

Banc of America Securities LLC

The date of this Consent Solicitation Statement is September 13, 2006.

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CONTENTS

Important	2

Summary	4

Certain Risk Factors	6

The Consent Solicitation	6

Certain United States Federal Income Tax Considerations	13

Where You Can Find More Information	18

Special Note on Forward-Looking Statements	18

Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection therewith. If the Company becomes aware of any state or foreign jurisdiction where the making of the Consent Solicitation is prohibited, the Company will make a good faith effort to comply with the requirements of any such state or foreign jurisdiction. If, after such effort, the Company cannot comply with the requirements of any such state or foreign jurisdiction, the Consent Solicitation will not be made to (and Consents will not be accepted from or on behalf of) Holders in such state or foreign jurisdiction.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Letter of Consent and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Trustee, the Solicitation Agent or the Information and Tabulation Agent. The statements made in this Consent Solicitation Statement are made as of the date set forth on the cover page hereof, and the delivery of this Consent Solicitation Statement and the accompanying Letter of Consent after such date shall not, under any circumstances, imply that the information contained herein and therein is correct after such date.

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IMPORTANT

Holders are requested to read and consider carefully the information contained in this Consent Solicitation Statement and the accompanying Letter of Consent and to give their consent to the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments by properly completing and executing the Letter of Consent in accordance with the instructions set forth herein and therein.

Failure to deliver a Letter of Consent will have the same effect as if a Holder had chosen not to give its consent with respect to the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments.

As more fully described in the Consent Solicitation Statement, the delivery of a consent will not restrict the transferability of the Notes following the Expiration Date. However, a beneficial owner may not transfer any Notes with respect to which a Consent is being delivered during the period beginning on the date such beneficial owner instructs the DTC Participant (as defined herein) holding such beneficial owner’s Notes to deliver a Consent and ending on the Expiration Date or a valid revocation of such Consent.

Recipients of this Consent Solicitation Statement and the accompanying Letter of Consent should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Consent Solicitation.

Upon (i) the Company’s acceptance of delivery of the Consents in the event all of the conditions to such acceptance are satisfied or waived and (ii) the effectiveness of the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments, the Company will pay the Special Interest in accordance with this Consent Solicitation Statement.

Only Holders of record as of the Record Date or their duly designated proxies are eligible to consent to the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments. Beneficial owners of the Notes who wish to provide a Letter of Consent and whose Notes are held, as of the Record Date, in the name of a broker, commercial bank, trust company or other nominee institution must contact such nominee promptly and instruct such nominee, as the Holder of such Notes, to (i) deliver a proxy so that such beneficial owner can execute and deliver a Letter of Consent on its own behalf or (ii) execute and deliver this Letter of Consent on behalf of such beneficial owner. The Consent Solicitation is being made upon the terms and subject to the conditions in this Consent Solicitation Statement and the accompanying Letter of Consent. As of the date of this Consent Solicitation Statement, all of the Notes are held of record by the nominee of The Depository Trust Company (“DTC”). For purposes of the Consent Solicitation, DTC has authorized DTC participants (“DTC Participants”) set forth in the position listing of DTC as of the Record Date to execute Letters of Consent as if they were the Holders of the Notes held of record in the name of DTC or the name of its nominee. Accordingly, for purposes of the Consent Solicitation, the term “Holder” shall be deemed to include such DTC Participants.

DTC has confirmed that the Consent Solicitation is eligible for the DTC Automated Tender Offer Program (“ATOP”). Accordingly, DTC Participants must both properly complete, duly execute and physically deliver the Letter of Consent to the Information and Tabulation Agent and electronically deliver a Consent by causing DTC to transfer their Notes and indicate delivery of a Consent to the Information and Tabulation Agent in accordance with DTC’s ATOP procedures for such transfer. DTC will verify the transfer and the electronic delivery of such Consent and then send an Agent’s Message (as defined herein) to the Information and Tabulation Agent. DTC Participants desiring to deliver a Consent prior to the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Beneficial owners must contact the broker, dealer, commercial bank, custodian or DTC Participant who holds Notes for them if they wish to instruct such party to deliver a Consent with respect to such beneficial owner’s Notes.

Each Letter of Consent should be properly completed, duly executed and sent by hand delivery, mail or overnight courier to the Information and Tabulation Agent at the address set forth on the back cover page of this Consent Solicitation Statement. Under no circumstances should any Letter of Consent be sent to the Company, the Trustee or the Solicitation Agent at any time.

This Consent Solicitation is not being made to, and Letters of Consent will not be accepted from or on behalf of, Holders in any jurisdiction in which the making of the Consent Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may in its discretion take such action as it may deem necessary to make the Consent Solicitation in any such jurisdiction and to extend the Consent Solicitation to Holders in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

SUMMARY

This Consent Solicitation Statement contains important information that should be read carefully before any decision is made with respect to the Consent Solicitation. The following summary is not intended to be complete. Holders are urged to read the more detailed information set forth elsewhere and incorporated by reference in this Consent Solicitation Statement. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Consent Solicitation Statement.

The Company is soliciting Consents to the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments to the Indenture. Assuming receipt of the Requisite Consent, the Company will execute the Supplemental Indenture to give effect to the Proposed Amendments on or promptly after the Expiration Date.

The following is a summary of certain terms of the Solicitation:

Company	CNET Networks, Inc.

The Notes	$125,000,000 of 0.75% Convertible Senior Notes due 2024

CUSIP No.	12613R AD 6 and 12613R AC 8

Purpose of the Consent Solicitation	The purpose of the Consent Solicitation is to obtain a waiver up to and including the first anniversary of the Expiration Date of any and all defaults or Events of Default under the Indenture that have arisen or may arise as a result of a failure by the Company to comply with the Reporting Covenant; and to obtain from any Holder a waiver of such Holder’s right to require the Company to repurchase all or a portion of such Holder’s Notes in accordance with, the Repurchase Right, following a Delisting Event that may occur at any time during the period up to and including the first anniversary of the Expiration Date.

Special Interest	The Company will pay an additional 7.0% per annum (payable semi-annually) in special interest on the Notes from and after the Expiration Date to but excluding the first anniversary of the Expiration Date.

Record Date	Tuesday, September 12, 2006.

Expiration Date	The Consent Solicitation will terminate on midnight, New York City time, on October 11, 2006, unless extended. We may extend the Consent Solicitation for any reason. If we decide to extend the Consent Solicitation, we will announce the extension by press release or other permitted means by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Consent Solicitation.

Requisite Consent	Holders must validly deliver (and not revoke) Consents in respect of 70% in aggregate principal amount of all outstanding Notes to approve the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments. As of the date hereof, the aggregate outstanding principal amount of the Notes is $125,000,000.

Consequences to Non-Consenting Holders	If the Requisite Consent is obtained and the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments become effective, non-consenting Holders will be bound by the Reporting Waiver (not the Repurchase Waiver) and the Proposed Amendments. Additionally, following the effectiveness of the Proposed Amendments, all Holders of the outstanding Notes will be entitled to Special Interest.

Procedure for Delivery of Consents	Consents must be delivered by mail or facsimile to the Information and Tabulation Agent at the address or facsimile number set forth on the back cover page hereof on or prior to the Expiration Date. Only registered holders of Notes as of the Record Date or their duly designated proxies, including DTC Participants, are eligible to consent to the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments. DTC will issue an “omnibus proxy” authorizing the DTC Participants as of the Record Date to execute and deliver Consents. Therefore, a beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes a Consent to be delivered must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes on such beneficial owner’s behalf. See “The Consent Solicitation—Consent Procedures.”

Revocation of Consents	Revocation of Consents may be made at any time on or prior to the Expiration Date. See “The Consent Solicitation—Revocation of Letter of Consent.”

Extension, Waiver, Termination and Amendment	The Company reserves the right:

• to extend the Expiration Date, from time to time, until the Requisite Consent for the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments has been obtained;

• to waive in whole or in part any conditions to the Consent Solicitation;

•      to decrease the percentage of the aggregate principal amount of Notes the Holders of which must consent, so long as the Requisite Consent is not less than a majority of the aggregate principal amount of outstanding Notes;

• to terminate the Consent Solicitation at any time prior to the Expiration Date, whether or not the Requisite Consent has been received; and

• to amend the Consent Solicitation at any time prior to the Expiration Date, whether or not the Requisite Consent has been received,

provided that we will comply with applicable laws (including Rule 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that may require us to extend the period during which Consents may be delivered or revoked as a result of changes in the terms of or information relating to the Consent Solicitation.

Solicitation Agent	Banc of America Securities LLC is serving as Solicitation Agent in connection with the Solicitation.

Information and Tabulation Agent	D.F. King & Co., Inc. is serving as Information and Tabulation Agent in connection with the Consent Solicitation.

Certain United States Federal Tax Consequences Income	For a discussion of certain U.S. federal income tax consequences of the Consent Solicitation to beneficial owners of the Notes, see “Certain United States Federal Income Tax Consequences.”

Additional Information	Requests for assistance in completing and delivering the accompanying Letter of Consent or requests for additional copies of this Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to the Information and Tabulation Agent at the address or telephone number set forth on the back cover page hereof.

CERTAIN RISK FACTORS

Set forth below are important risks and uncertainties that could result from the failure of Holders to provide the Requisite Consent.

The Holders of the Notes have the right to call for accelerated payment of the Notes.

We are in violation of the Reporting Covenant under the Indenture for the Notes. As a consequence of this violation, the Holders have the right to call for accelerated payment of the Notes if they or the trustee provide us with a notice of the default and we are unable to cure the default within 60 days of such notice. Specifically, if the Holders do not provide the Requisite Consent, the Trustee or Holders representing 25% in aggregate principal amount of the Notes could call for such acceleration. In August 2006, we received from the Trustee a notice of default for failure to comply with the Reporting Covenant. If we do not obtain the Requisite Consent and the Holders or the Trustee determine to accelerate a portion of or all of our indebtedness, we will need to use borrowings under our new credit facility and a significant portion of currently available cash to repay the Notes.

We may have to carry our debt as short-term obligations on our balance sheet.

If we are unsuccessful in curing the defaults under the Reporting Covenant or obtaining the Reporting Waiver, we may be required to carry our debt as short-term obligations on our balance sheet. This could cause us to alter the terms of our business with our trade creditors and could materially adversely affect our financial condition and results of operations.

We have not completed our investigation of past stock option practices or our assessment of the magnitude of the restatement expected as a result of errors in accounting for past stock options, and it is possible that additional adjustments to our financial statements may result, some of which we believe will be material.

We have appointed a special committee consisting of independent directors to conduct an internal investigation relating to past option grants, the times of such grants and related accounting matters. The special committee has reached a preliminary conclusion that the accounting for certain stock option grants was not correct. As a result, we have announced that we expect to restate our financial statements for the years ended December 31, 2003, 2004 and 2005 and our balance sheet as of March 31, 2006 and possibly additional periods. We anticipate that the restatements will include adjustments that will be material and negative. As a result our business and financial condition and performance could be negatively affected. The special committee has not completed its investigation and it is possible that we could be required to restate our financial statements for additional periods.

THE CONSENT SOLICITATION

Background

On May 22, 2006, the Company announced that its board of directors appointed a special committee consisting of independent directors to conduct an internal investigation relating to past option grants, the timing of such grants and related accounting matters. The Company announced that the special committee was being assisted by independent legal counsel and outside accounting experts.

On July 10, 2006, the Company announced that it would not be in the position to file it Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 on a timely basis pending completion of the special committee’s review and completion of procedures by the Company’s independent registered public accountants. The Company also announced it expected to restate its financial statements for 2003, 2004 and 2005 contained in the Company’s Annual Report on Form 10-K filed on March 16, 2006 and its balance sheet as of March 31, 2006. In addition, based on a report from the special committee concerning its work done to date, the Company’s board of directors concluded that the financial statements and all earnings and press releases and similar communications issued by the Company relating to periods commencing on January 1, 2003 should not be relied upon. The special committee’s investigation is ongoing and it is possible that the Company will conclude that it is necessary to restate its financial statements for additional periods.

Consistent with the July 10, 2006 announcement, the Company failed to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 by its due date, August 9, 2006.

In August 2006, the Company announced that it received a notice of default from the Trustee as a result of its failure to comply with the Reporting Covenant, which requires the Company to file with the Trustee reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within 15 days after they are required to be filed with the SEC. Under the terms of the Indenture, the Company has 60 days to cure a breach of the Reporting Covenant. If the Company does not cure the breach within that period, the default becomes an Event of Default, at which time, either the Trustee or Holders of at least 25% aggregate principal amount of outstanding Notes may accelerate the maturity of the Notes, causing the outstanding principal amount plus accrued interest to be immediately due and payable. Therefore, the Company seeks (i) the waiver of any and all defaults and Events of Default under the Indenture resulting from the failure to comply with the Reporting Covenant set forth in Sections 7.04 of the Indenture and (ii) the amendment to the Indenture to require that the Company resume compliance with the Reporting Covenant after the first anniversary of the Expiration Date.

On August 16, 2006, the Company announced that it intended to request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination notice on August 14, 2006, stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14). The letter was issued in accordance with Nasdaq procedures because the Company had not timely filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Pending a decision by the hearing panel, the Company’s common stock will remain listed on The Nasdaq Global Select Market, formally known as The Nasdaq National Market. However, there can be no assurance that the hearing panel will grant the Company’s request for continued listing, and Holders should assume in deciding whether to consent that the Company’s common stock will be delisted from The Nasdaq Global Select Market.

On September 12, 2006, the Company executed a $60.0 million, 1-year credit agreement with Bank of America, N.A (“credit facility”), which replaced the Company’s old credit facility. The Company is intending to satisfy the conditions precedent to any initial drawdown on or before September 15, 2006. The borrowings may be drawn down as revolving loans or as term loans when the purpose is to redeem the Notes and for general corporate purposes. Interest rates applicable to amounts outstanding under term loans or revolvers are, at the Company’s option, either the base rate or the Eurodollar rate, where the base rate is the higher of the Federal Funds rate plus 0.5% and the lender’s prime rate, and the Eurodollar rate is LIBOR, plus an applicable margin based on the Company’s leverage. The credit facility carries a non-use fee of 0.30, 0.25 or 0.20% based on leverage. The borrowings are collateralized by security interests in most of the Company’s assets, excluding goodwill and certain intangible assets. The credit agreement contains restrictive covenants with which the Company must comply. These restrictive covenants, in some circumstances, limit the incurrence of additional indebtedness, payment of dividends, transactions with affiliates, asset purchases and sales, mergers, acquisitions, prepayment of other indebtedness, liens and encumbrances. Additionally, the Company is required to meet certain financial tests and ratios. There can be no assurance that the Company will satisfy the conditions precedent to any initial drawdown of the credit facility by September 15, 2006.

Upon the termination of listing of the Company’s common stock (or securities into which the Notes are convertible) on a United States national securities exchange or The Nasdaq Global Select Market (a “Delisting Event”), each Holder of the Notes will have a Repurchase Right. As described above, the Company’s common stock may be delisted, giving the Holders a Repurchase Right. The Company seeks the waiver of the Holders’ right to exercise the Repurchase Right upon a Delisting Event under Section 3.05 of the Indenture that may occur at any time during the period up to and including the first anniversary of the Expiration Date.

If the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments were to not become effective, (i) the Notes could be accelerated by the Holders or the Trustee if the Company’s non-compliance with the Reporting Covenant is not cured within the 60 day grace period, and/or (ii) the Holders could exercise their Repurchase Right if the Company’s common stock is delisted.

Proposed Waivers

The Company is soliciting the consent of the Holders of the Notes to the Proposed Waivers of the Reporting Covenant up to and including the first anniversary of the Expiration Date and exercise of the Repurchase Right at any time during the period up to and including the first anniversary of the Expiration Date. If the Company receives the Requisite Consent on the Expiration Date, and all of the conditions described herein and in the accompanying Letter of Consent are satisfied, the Reporting Waiver and the Repurchase Waiver will be immediately effective. For purposes of determining the Requisite Consent with respect to the Notes, the outstanding aggregate principal amount of the Notes is $125,000,000.

If the Reporting Waiver and the Repurchase Waiver become effective, the Reporting Waiver will be binding on all Holders of the Notes and their transferees, regardless of whether such Holders have consented to the Proposed Waivers, and the Repurchase Waiver will be binding only on all consenting Holders and their transferees.

The Notes transferred to the Information and Tabulation Agent as part of the Consent Procedure will trade under a temporary CUSIP number or numbers established with the assistance of the Information and Tabulation Agent and DTC during the period beginning on or promptly after the Expiration Date and ending on the earlier of (i) the first anniversary of the Expiration Date and (ii) the date on which the Company completes its obligations under Section 3.05 of the Indenture with respect to the Delisting Event. Promptly following such date, the Notes will trade under their original CUSIP numbers.

Proposed Amendments

If the Company receives the Requisite Consent on or prior to the Expiration Date and all of the conditions described herein and in the accompanying Letter of Consent are satisfied, the Company will, on or promptly after the Expiration Date, enter into the Proposed Amendments pursuant to the Supplemental Indenture, which shall require the Company to (i) comply with the Reporting Covenant after the first anniversary of the Expiration Date and (ii) pay the Special Interest. By executing and delivering the accompanying Letter of Consent, the Holder consents to the Proposed Amendments.

If the Requisite Consent is obtained, non-consenting Holders will be bound by the Proposed Amendments and will be entitled to receive Special Interest on the Notes. The Proposed Amendments will be effected (and will become operative) by execution of the Supplemental Indenture by the Company and the Trustee.

The Proposed Amendments to the Indenture are as follows:

Reporting Covenant

Section 7.04 of the Indenture would be amended and restated in its entirety as set forth below. The amended and restated section has been marked to show changes from the section in the Indenture.

“Section 7.04. Reports by Company. The Company shall file with the Trustee (and the Commission if at any time after the Indenture becomes qualified under the Trust Indenture Act), and transmit to holders of Notes, such information, documents and other reports and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act, whether or not the Notes are governed by such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within fifteen (15) days after the same is so required to be filed with the Commission. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificates).

Notwithstanding any other provision in this Section 7.04, the Company shall not be required to comply with the terms of this Section 7.04 up to and including             (the first anniversary of the Expiration Date), or file with the Trustee or transmit to holders of Notes at any time any such information, documents and reports that would have been required to be filed pursuant to this Section 7.04 on or prior to             (the first anniversary of the Expiration Date).”

Special Interest

Section 6.01 of the Indenture would be amended and restated in its entirely as set forth below. The amended and restated section has been marked to show changes from the section in the Indenture.

“Section 6.01. Payment of Principal and Interest. The Company covenants and agrees that it will duly and punctually pay or cause to be paid the principal of (including the redemption price upon redemption and the repurchase price upon any repurchase pursuant to Article 3 hereof) and interest on each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

In addition to any other payment required by the Notes and this Indenture, from and after              (the Expiration Date) up to but excluding              (the first anniversary of the Expiration Date), the Company shall pay as special interest (the “Special Interest”) additional interest in an amount equal to 7.0% per annum calculated on the basis of a 360 day year for actual number of days elapsed on the outstanding principal of the Notes.

Special Interest payable pursuant to this Section 6.01 shall be paid in the same manner that regular interest is paid under this Indenture and the Notes.”

Record Date

The Record Date for the determination of Holders entitled to give consent pursuant to the Consent Solicitation is Tuesday, September 12, 2006. This Consent Solicitation Statement and the accompanying Letter of Consent are being sent to all Holders as of the Record Date. The Company reserves the right to establish from time to time any new date as the Record Date and, thereupon, any such new date will be deemed to be the “Record Date” for purposes of the Consent Solicitation.

Compliance with the Tender Offer Rules

The Repurchase Waiver may be deemed to be an issuer tender officer under Rule 13e-4 and a tender offer under Rule 14e-1 of the Exchange Act. As a result, the Company is complying with Rule 13e-4 and Rule 14e-1 under the Exchange Act and has filed a Tender Offer Statement on Schedule TO with the Commission to satisfy the reporting requirements of Rule 13e-4(a)(2). In addition, the procedures for delivering and revoking Consents and for amendments of the Consent Solicitation and any extensions of the Expiration Date comply and will comply with such rules and regulations.

Requisite Consent

Holders must validly deliver (and not revoke) Consents in respect of 70% in aggregate principal amount of all outstanding Notes to approve the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments. As of the date hereof, the aggregate outstanding principal amount of the Notes is $125,000,000. If the Requisite Consent is obtained and the Reporting Waiver, the Repurchase Waiver and the Proposed Amendments become effective, the Reporting Waiver and the Proposed Amendments will bind all Holders of the Notes, including those that did not give their Consent, and the Repurchase Waiver will only bind the consenting Holders and their transferees. Additionally, following the effectiveness of the Proposed Amendments, all Holders of the outstanding Notes will be entitled to Special Interest. The Company reserves the right to decrease the percentage of the aggregate principal amount of Notes whose Holders must consent, so long as the Requisite Consent is not less than a majority of the aggregate principal amount of outstanding Notes.

Conditions to the Consent Solicitation

The obligations of the Company to accept validly executed and delivered Letters of Consent, effect the Reporting Waiver and the Repurchase Waiver and enter into the Proposed Amendments are contingent upon (i) Requisite Consent having been received (and not revoked) on or prior to the Expiration Date and (ii) the absence of any law, regulation, injunction, action or other proceeding (pending or threatened) that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the

Reporting Waiver and the Repurchase Waiver or the execution of the Proposed Amendments or that would question the legality or validity thereof.

Expiration Date; Extensions; Amendment

The term “Expiration Date” means midnight, New York City time, on October 11, 2006, unless the Company, in its sole discretion, extends the period during which the Consent Solicitation is open, in which case the term “Expiration Date” means the latest time and date to which the Consent Solicitation is extended. In order to extend the Expiration Date, the Company will notify the Information and Tabulation Agent in writing or orally of any extension and will make a public announcement thereof, in each case prior to 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. The Company may extend the Consent Solicitation on a daily basis or for such specified period of time as it determines in its sole discretion. Failure by any Holder or beneficial owner of Notes to be so notified will not affect the extension of the Consent Solicitation.

If we materially change the terms of or the information concerning the Consent Solicitation, we will extend the Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934, as amended. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In we change the consideration offered or the percentage of the aggregate principal amount of Notes whose Holders must consent, we will extend the Consent Solicitation so that it remains open for a minimum of 10 business days from the date that notice of such change is disseminated to Holders. Notice of any extension will be made by press release or other permitted means issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Subject to applicable law, the Consent Solicitation may be amended, abandoned or terminated at any time prior to the Reporting Waiver and the Repurchase Waiver becoming effective for any reason, in which case any Letters of Consent received will be voided and the Proposed Amendments will not become effective.

Until the expiration of at least 10 business days after the Expiration Date or the date on which the Consent Solicitation is terminated, neither the Company nor any of its affiliates shall make any purchases of the Notes, except as required by the terms of the Indenture.

Consent Procedures

At the date of this Consent Solicitation Statement, all of the Notes are registered in the name of the nominee of DTC. In turn, the Notes are recorded on DTC’s books in the names of DTC Participants who hold Notes for the beneficial owners. In order to cause Consents to be delivered with respect to Notes held through DTC, DTC Participants must complete and sign a Letter of Consent, and deliver it to the Information and Tabulation Agent at its address set forth on the back cover of this Consent Solicitation Statement and on the face of the Letter of Consent pursuant to the procedures set forth herein and therein. Signatures on the Letter of Consent must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally, a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or a trust company having an office in the United States).

DTC has confirmed that the Consent Solicitation is eligible for ATOP. Accordingly, DTC Participants must both properly complete, duly execute and physically delivery the Letter of Consent as set forth in the preceding paragraph and electronically deliver a Consent by causing DTC to transfer their Notes to the Information and Tabulation Agent in accordance with DTC’s ATOP procedures for such a transfer. By making such transfer and delivery of the Letter of Consent, DTC Participants will be deemed to have delivered a Consent with respect to any Notes so transferred. DTC will verify the transfer and the electronic delivery of such Consent and then send an Agent’s Message to the Information and Tabulation Agent. The term “Agent’s Message” means a message transmitted by DTC, received by the Information and Tabulation Agent and forming part of the Book-Entry Confirmation (as defined herein), which states that DTC has received an express acknowledgment from the DTC Participant delivery a Consent with respect to Notes which are the subject of such Book-Entry Confirmation that such DTC Participant has received and agrees to be bound by the terms of the Consent Solicitation as set forth in this Consent Solicitation Statement and the Letter of Consent and that the Company may enforce such agreement against such DTC Participant. DTC Participants desiring to deliver Consents on or prior to the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

The Information and Tabulation Agent will seek to establish a new account or utilize an existing account with respect to the Notes at DTC (the “Book Entry Transfer Facility”) promptly after the date of this Consent Solicitation Statement (to the extent that such arrangement have not been made previously by the Information and Tabulation Agent), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of Notes may make book-entry delivery of Notes into the Information and Tabulation Agent’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of Notes into the Information and Tabulation Agent’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation”. Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility does not constitute delivery to the Information and Tabulation Agent.

The Notes transferred to the Information and Tabulation Agent as part of the Consent Procedure will trade under a temporary CUSIP number or numbers established with the assistance of the Information and Tabulation Agent and DTC during the period beginning on or promptly after the Expiration Date and ending on the earlier of (i) the first anniversary of the Expiration Date and (ii) the date on which the Company completes its obligations under Section 3.05 of the Indenture with respect to the Delisting Event. Promptly following such date, the Notes will trade under their original CUSIP numbers.

A beneficial owner of a Note held through a broker, dealer, commercial bank, custodian or DTC participant must provide appropriate instructions to such person in order to cause a Letter of Consent to be prepared, in addition to a delivery of Consent through ATOP, with respect to such Notes.

Letters of Consent, together with this Consent Solicitation Statement, will be mailed to all DTC Participants.

DTC Participants wishing to deliver Consents should do so by means of ATOP, as set forth above, and must mail, hand deliver or send by overnight courier their properly completed and duly executed Letter of Consent to the Information and Tabulation Agent, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor New York, New York 10005, Attention: Elton Bagley, in accordance with the instructions set forth in such Letter of Consent and with the procedures of the Information and Tabulation Agent in effect at such time. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended and enough time should be allowed to assure timely delivery. Letters of Consent should not be delivered to the Trustee, the Company or the Solicitation Agent. However, the Company reserves the right to accept any Letter of Consent received by the Trustee, the Company or the Solicitation Agent.

All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding. The Company reserves the right to reject any or all Letters of Consent or revocations thereof that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities in connection with deliveries of particular Letters of Consent or revocations thereof. Unless waived, any defects or irregularities in connection with deliveries of Letters of Consent or revocations thereof must be cured within such time as the Company determines. None of the Company or any of its affiliates, the Solicitation Agent, the Information and Tabulation Agent or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Letters of Consent or revocations thereof will not be deemed to have been made until any irregularities of defects therein have been cured or waived. The Company’s interpretation of the terms and conditions of the Consent Solicitation shall be conclusive and binding. Consents shall be binding upon the successors, assigns, heirs and legal representatives of the persons delivery Consents and the beneficial owners of Notes relating thereto.

Revocation of Letter of Consent

A properly completed and executed Letter of Consent received on or prior to the Expiration Date will be given effect in accordance with its terms unless properly revoked on or prior to the Expiration Date. A Letter of Consent may not be revoked after the Expiration Date. The transfer of Notes after the Record Date will not have the effect of revoking a Letter of Consent theretofore validly given unless the subsequent holder has received a duly executed proxy from the relevant Holder.

Prior to the Expiration Date, any Holder (including a person who becomes a Holder after the Record Date) may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). Holders who wish to exercise their right of revocation with respect to a Consent must give both written notice of revocation by mail or hand delivery and a properly transmitted “Requested Message” through ATOP, both of which must be received by the Information and Tabulation Agent at its address set forth on the back cover of this Consent Solicitation Statement and through ATOP, prior to the Expiration Date. In order to be valid, a notice of revocation must specify the Holder in the Book Entry Transfer Facility whose name appears on the security position listing as the owner of such Notes, the principal amount of the Notes to be revoked. The notice of revocation must be signed and executed by such Holder in the same manner as the Letter of Consent. However, validly revoked Consents may be redelivered by following the procedures described elsewhere in this Consent Solicitation Statement at any time prior to the applicable Expiration Date.

In addition, any Consents that are not accepted by the 40th business day following the Expiration Date may be revoked.

Solicitation Agent

The Company has retained Banc of America Securities LLC to act as its solicitation agent with respect to the Consent Solicitation (the “Solicitation Agent”). In its capacity as Solicitation Agent, Banc of America Securities LLC may contact Holders regarding the Consent Solicitation and may request brokers, dealers and other nominees to forward this Consent Solicitation Statement and related materials to beneficial owners of Notes. The Company has agreed to pay reasonable and customary fees to the Solicitation Agent and to reimburse the Solicitation Agent for its reasonable out-of-pocket expenses in connection with such services.

Information and Tabulation Agent

The Company has retained D.F. King & Co., Inc. to act as information and tabulation agent with respect to the Consent Solicitation (the “Information and Tabulation Agent”). The Information and Tabulation Agent will be responsible for collecting Consents. In addition, the Information and Tabulation Agent will act as agent for the Holders giving Consents for the purpose of receiving the Special Interest from us and then transmitting payment to such Holders. The Company has agreed to pay reasonable and customary fees to the Information and Tabulation Agent and to reimburse the Information and Tabulation Agent for its reasonable out-of-pocket expenses in connection with such services.

Requests for assistance in completing and delivering the accompanying Letter of Consent or requests for additional copies of this Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to the Information and Tabulation Agent at its address and telephone number set forth on the back cover page hereof. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

Fees and Expenses

The Company will bear the costs of the Consent Solicitation, including reimbursement of the Trustee’s reasonable and customary expenses in connection with the Consent Solicitation. The Company will also reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable and customary expenses in forwarding this Consent Solicitation Statement, the accompanying Letter of Consent and other materials to beneficial owners of the Notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences to beneficial owners of Notes (“Owners”) of the Proposed Waivers becoming effective and the payment of Special Interest pursuant to the Consent Solicitation (together, the “Subject Transaction”).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect.

This summary does not address:

•	any non-income tax consequences or any state, local or foreign tax consequences;

•	the tax consequences for the shareholders, partners or beneficiaries of an Owner;

•	specific facts and circumstances that may be relevant to a particular Owner’s tax position;

•	special tax rules that may apply to particular Owners, such as banks and other financial institutions, insurance companies, tax-exempt organizations, certain former citizens or former long-term residents of the United States, broker-dealers, traders in securities or currencies, individual retirement or other tax-deferred accounts, entities treated as partnerships for U.S. federal income tax purposes and other pass-through entities, and Owners subject to the alternative minimum tax; or

•	special tax rules that may apply to an Owner that holds the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment or whose functional currency is not the U.S. dollar.

As used herein, (i) the term “U.S. Owner” means an Owner that is (A) an individual who is a citizen or resident of the United States, (B) a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia, or (C) an estate or trust described in Section 7701(a)(30) of the Code; and (ii) the term “Non-U.S. Owner” means any Owner that is not a U.S. Owner or a partnership.

The U.S. federal income tax consequences of the Subject Transaction to an Owner are unclear. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to statements made or the conclusions described in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is for general purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Owner. Owners are urged to consult their tax advisors with regard to the Subject Transaction and the application of the U.S. federal income tax laws, as well as the application of non-income tax laws and the tax laws of any state, local, or foreign taxing jurisdiction, to their particular situations.

IRS Circular 230 Disclosure

To comply with IRS Circular 230, you are hereby notified that (i) any discussion of U.S. federal tax issues in this Consent Solicitation is not intended or written to be used, and cannot be used by you, for the purpose of avoiding penalties that may be imposed on you under the Code, (ii) the discussion set forth in this Consent Solicitation was prepared in connection with the promotion or marketing of the Company’s Solicitation of Proposed Waivers, and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.

Consequences of the Subject Transaction to U.S. Owners

Deemed Exchange. The tax treatment of the Subject Transaction will depend, in part, on whether the Proposed Waivers becoming effective and/or the payment of Special Interest results in a deemed exchange of the Notes for new Notes for U.S. federal income tax purposes. Treasury regulations specifically address whether or not the modification of a debt instrument creates a deemed exchange of that debt instrument for U.S. federal income tax purposes. Generally, the modification of the terms of a debt instrument will be treated as a deemed exchange of the old debt instrument for a new debt instrument if such modification is a “significant modification.” The regulations provide specific rules regarding whether changes in the yield of a debt instrument and deletion or alteration of accounting or financial covenants of or with respect to a debt instrument will be a significant modification. A change in the yield of a debt instrument is a significant modification under the regulations if the yield of the modified instrument (determined by taking into account any payments made to the U.S. Owner as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument. The regulations provide that a modification of a debt instrument that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. The regulations do not, however, define “customary accounting or financial covenants.”

The application of the regulations to the Subject Transaction is unclear. However, the Company believes that the adoption of the Proposed Waivers and/or the payment of Special Interest will likely result in a significant modification. If the adoption of the Proposed Waivers and/or the payment of Special Interest constitute a significant modification of the Notes, U.S. Owners will be deemed to have exchanged the Notes (“Old Notes”) for modified Notes (“New Notes”) for U.S. federal income tax purposes. Although the matter is not free from doubt, the Company intends to treat the adoption of the Proposed Waivers and the payment of Special Interest as constituting a significant modification of the Notes, and the remainder of this discussion assumes such treatment. U.S. Owners are urged to consult their tax advisors regarding whether the adoption of the Proposed Waivers and/or the payment of Special Interest constitute a significant modification of the Notes.

Assuming the adoption of the Proposed Waivers and/or the payment of Special Interest constitute a significant modification of the Old Notes, the modification would result in a deemed exchange of a U.S. Owner’s Old Notes for New Notes for U.S. federal income tax purposes. Such deemed exchange will, however, constitute a recapitalization if both the Old Notes and the New Notes are treated as “securities” for U.S. federal income tax purposes. If the deemed exchange constitutes a recapitalization for U.S. federal income tax purposes, U.S. Owners would not recognize any gain or loss as a result of such deemed exchange. In such event, a U.S. Owner will have an initial tax basis in the New Notes deemed received equal to the U.S. Owner’s tax basis in the Old Notes deemed exchanged therefor, and the U.S. Owner’s holding period for the New Notes will include the period during which the U.S Owner held the Old Notes. An instrument constitutes a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although a number of factors affect the determination of whether a debt instrument is a “security,” one of the most important is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years are unlikely to be treated as “securities” (although recently, the IRS has publicly ruled that debt instruments with a term of less than five years may be “securities” if issued in exchange for debt instruments having the same maturity date and terms (other than interest rate), and that had an original term of greater than ten years). Because the Old Notes have an original term of twenty years and the New Notes should be treated as having a term of approximately eighteen years, the Old Notes and the New Notes should qualify as securities for U.S. federal income tax purposes. As a result, the Company intends to take the position that the deemed exchange constitutes a recapitalization for U.S. federal income tax purposes. Due to the inherently factual nature of the determination, U.S. Owners are urged to consult their tax advisors regarding the classification of the Notes as “securities” for federal income tax purposes and the application of the recapitalization rules to the deemed exchange and the tax treatment of the deemed exchange if it does not qualify for treatment as a recapitalization.

If the deemed exchange were not treated as a recapitalization, a U.S Owner would recognize gain (if any) in an amount equal to the excess of the “issue price” of the New Notes (as discussed below) over such U.S. Owner’s adjusted tax basis in the Old Notes. Such gain would generally be treated as capital gain (except to the extent of any accrued market discount and any portion attributable to accrued but unpaid interest on the Old Notes, which would be taxable as ordinary interest income). Any loss realized may be subject to disallowance. A U.S Owner’s initial tax basis in any New Notes deemed received would be equal the issue price of such New Notes except where the wash sale rules have applied to disallow a loss, and a U.S. Owner’s holding period for the New Notes would begin on the day following the deemed exchange.

Original Issue Discount. If the Old Notes are deemed exchanged for New Notes (regardless of whether the deemed exchange were to qualify as a recapitalization), and the “issue price” of the New Notes is determined to be less than the “stated redemption price at maturity” of the New Notes by more than a de minimis amount, then the New Notes would be treated as having been issued with original issue discount (“OID”) for U.S. federal income tax purposes. The issue price of the New Notes will depend on whether the Old Notes or the New Notes are “publicly traded” within the meaning of applicable Treasury regulations. If either the Old Notes or the New Notes are publicly traded, the issue price of the New Notes will equal the fair market value of the New Notes (if the New Notes are publicly traded) or the Old Notes (if the New Notes are not publicly traded but the Old Notes are publicly traded), in each case on the date of the deemed exchange. If neither the Old Notes nor the New Notes are publicly traded, then the issue price of the New Notes will equal an imputed principal amount determined under applicable Treasury regulations. Although the issue is not free from doubt, the Company believes the Old Notes are, and the New Notes will be, publicly traded within the meaning of the applicable Treasury regulations, and that the issue price of the New Notes will be their fair market value on the date of the deemed exchange. The “stated redemption price at maturity” of the New Notes is the total of all payments on the New Notes that are not payments of “qualified stated interest” (generally, stated interest that is unconditionally payable, in cash or property (other than debt instruments of the issuer of the notes), at least annually at a single fixed rate during the entire term of the note that appropriately takes into account the length of intervals between payments). The Special Interest will be included in the stated redemption price at maturity under this rule.

If the New Notes are treated as issued with OID, U.S. Owners of New Notes generally would include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of accounting. As a result, U.S. Owners may include OID in income in advance of the receipt of cash attributable to such income. If, however, a U.S Owner’s adjusted tax basis in the New Notes immediately after the deemed exchange exceeds the issue price of the New Notes, the New Notes will be treated as having been acquired with “acquisition premium,” and the amount of OID that the U.S. Owner would include in gross income would be reduced to reflect the acquisition premium. Additionally, if a U.S. Owner’s adjusted tax basis in the New Notes immediately after the deemed exchange is greater than the stated redemption price at maturity of the New Notes, the U.S. Owner would not be required to include any OID in gross income for U.S. federal income tax purposes.

Subject to the exceptions described in the preceding paragraph, the amount of OID that would be includible in income by an initial U.S. Owner of New Notes would be the sum of the “daily portions” of OID with respect to the New Notes for each day during the taxable year or portion thereof in which the U.S. Owner holds such New Notes. A daily portion is determined by allocating to each day in any “accrual period” a pro-rata portion of the OID that accrued in such period. The accrual period may be of any length and may vary in length over the term of the New Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the New Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The “adjusted issue price” of a New Note at the start of any accrual period is equal to its issue price at the beginning of the previous accrual period, increased by the accrued OID for the previous accrual period and reduced by any prior payments made on such New Note during that period (other than payments of qualified stated interest).

The original stated interest (.75%) paid or accrued on the New Notes would constitute qualified stated interest and would be taxable to a U.S. Owner as ordinary income in accordance with the U.S Owner’s method of accounting for U.S federal income tax purposes. Alternatively, a U.S. Owner may elect to include stated interest on the New Notes (as well as OID), and, if any, market discount, de minimis market discount and unstated interest on the New Notes (as adjusted by any amortizable bond premium or acquisition premium) in gross income on a constant yield basis. The mechanics and implications of such election are complex, and U.S. Owners should consult their tax advisors regarding the advisability of making such election.

U.S. Owners are urged to consult their tax advisors regarding the U.S federal income tax treatment of their Notes resulting from the Subject Transaction, including the application of the OID and other rules to their Notes, in light of their particular circumstances.

Consequences of the Subject Transaction to Non-U.S. Owners

Deemed Exchange. Regardless of whether a deemed exchange of Old Notes for New Notes qualifies as a recapitalization for U.S. federal income tax purposes, any gain realized by a Non-U.S. Owner on the deemed exchange (as described above under “Tax Consequences of the Subject Transaction to U.S. Owners—Deemed Exchange”) will generally not be subject to U.S. federal income tax, unless income in respect of the Old Notes is treated as effectively connected to the conduct of a trade or business by the Non-U.S. Owner in the U.S. (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Owner), or, in the case of a non-resident alien individual Non-U.S Owner, the Non-U.S. Owner is present in the U.S. for 183 days or more in the year of the deemed exchange and certain other conditions are met. In such cases, the U.S. federal income tax consequences to such Non-U.S. Owner would be the same as those applicable to U.S. Owners described above.

Interest and Original Issue Discount. Interest (including Special Interest and OID) generally will be subject to U.S. federal withholding tax at a rate of 30% except to the extent (i) the Non-U.S. Owner is engaged in the conduct of a trade or business in the U.S. with which the receipt of interest is effectively connected and provides a properly executed IRS Form W-8ECI, (ii) a U.S. tax treaty either eliminates or reduces such withholding tax with respect to the interest and the Non-U.S. Owner provides a properly executed IRS Form W-8BEN, (iii) the Non-U.S. Owner is a foreign intermediary, a foreign flow-through entity, or certain U.S. branch and the Non-U.S. Owner provides a properly executed IRS Form W-8IMY (along with any necessary additional withholding exemption forms) or (iv) the “portfolio interest” exception of the Code applies. Generally, interest will qualify as portfolio interest if the Non-U.S. Owner (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of CNET’s stock entitled to vote, (ii) is not a controlled foreign corporation with respect to which CNET is a “related person” within the meaning of the Code, and (iii) certifies, under penalties of perjury on a Form W-8BEN (or any successor form), prior to the payment that such Non-U.S Owner is not a U.S. person and provides such Non-U.S. Owner’s name and address. If the interest income is effectively connected with a Non-U.S Owner’s trade or business in the U.S., such income would be subject to U.S. federal income tax at graduated rates and, if such Non-U.S. Owner is a foreign corporation, it may be subject to branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Non-U.S. Owners are encouraged to consult their tax advisors regarding the U.S. federal income tax treatment of their Notes resulting from the Subject Transaction, including the application of the withholding rules with respect to any interest or OID paid or accrued with respect to any New Notes, in light of their particular circumstances.

Information Reporting and Backup Withholding

U.S. Owners. Information returns will be filed with the IRS in connection with any interest (including Special Interest and OID) paid or accrued on the New Notes. In general, a U.S. Owner will be subject to backup withholding on such payments or accruals unless the U.S. Owner:

•	is a person that is exempt from withholding (including corporations and certain foreign persons) and, when required, demonstrates this fact; or

•	provides the payor with its taxpayer identification number (“TIN”), which for an individual would be the individual’s social security number, certifies that the TIN provided to the payor is correct and that the U.S. Owner has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Owner’s U.S. federal income tax liability, and a U.S. Owner may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS in a timely manner.

Non-U.S. Owners. Information returns may be filed with the IRS in connection with any interest (including Special Interest and OID) paid or accrued and any other payments on the New Notes by a U.S. paying agent or other

U.S. intermediary. In general, a Non-U.S. Owner will not be subject to backup withholding on such payments or accruals unless the Non-U.S. Owner fails to provide the required certifications on IRS Form W-8BEN or otherwise does not provide evidence of exempt status. Any amount paid as backup withholding will be creditable against the Non-U.S. Owner’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION

The Company is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. However, the Company has failed to timely file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 due on August 9, 2006 and may fail to file reports subsequently due.

You may inspect, without charge, and copy any document that the Company has filed at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the Company’s SEC filings.

All documents and reports filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Consent Solicitation Statement and on or prior to the Expiration Date or the termination of the Consent Solicitation will be deemed incorporated herein by reference and will be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

In addition, this Consent Solicitation Statement was filed as an exhibit to our Schedule TO filed with the SEC on September 13, 2006.

Holders may request a copy of these filings at no cost, by writing or telephoning the office of CNET Networks, Inc., 235 Second Street, San Francisco, California 94105, Attention: Corporate Secretary, telephone number (415) 344-2000.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

The statements included or incorporated by reference in this Consent Solicitation Statement that relate to matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including without limitation, statements regarding the estimated amounts of write-downs and write-offs, and the Company’s expected operating and performance outlook. When used in this Consent Solicitation Statement and the documents incorporated by reference herein, words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “will,” “could,” “may,” “predict” and similar expressions are intended to identify forward-looking statements. Further events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

•	the risk of possible changes to the Company’s financial statements;

•	the results of the Nasdaq hearing panel process;

•	the results of the internal investigation being conducted under the direction of the special committee of the Company’s board of directors; and

•	the costs of these matters, and the potential disruptive effects of these matters on the Company’s business.

The Company’s expectations concerning any adjustments to its financial statements as a result of the independent investigation and the results of the Nasdaq panel hearing process are also “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The final results of the independent investigation may result in adjustments that are material to the Company’s actual results or performance. Given these uncertainties, Holders are cautioned not to place undue reliance on such forward-looking statements.

Forward-looking statements contained in this Consent Solicitation Statement speak only as of the date of this Consent Solicitation Statement, and, unless otherwise required by law, the Company disclaims any duty or obligation to update any forward-looking statements. Holders should carefully review reports or documents that the Company periodically files with the SEC.

The Trustee for the Notes is:

WELLS FARGO, NATIONAL ASSOCIATION

707 Wilshire Boulevard, 17th Floor

Los Angeles, California 90017

The Information and Tabulation Agent for the Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550 (collect)

All others call Toll free: (800) 829-6551

The Solicitation Agent for the Consent Solicitation is:

BANC OF AMERICA SECURITIES LLC

9 West 57th Street

New York, NY 10019

Attention: Convertible Sales Department

U.S. Toll Free: 800-654-1666

Collect: 583-8206

Delivery of the completed Letters of Consent should be directed to the Information and Tabulation Agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550 (collect)

All others call Toll free: (800) 829-6551

By facsimile:

(For Eligible Institutions only):

(212) 809-8838

Confirmation:

(212) 493-6996

Attn: Elton Bagley

By Mail, Overnight Courier or Hand

48 Wall Street, 22nd Floor

New York, New York 10005